As filed with the Securities and Exchange Commission on July 12, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTIVCARD CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	45-0485038
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6623 Dumbarton Circle

Fremont, California 94555

(Address of Principal Executive Offices)

ACTIVCARD COMMON STOCK OPTIONS

(Full Title of the Plans)

Blair Geddes

Chief Financial Officer

6623 Dumbarton Circle

Fremont, California 94555

Telephone: (510) 574-0100

Facsimile: (510) 574-0101

(Name and Address of Agent For Service)

Copy to:

Stephen C. Ferruolo, Esq.

HELLER EHRMAN WHITE & MCAULIFFE LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, California 92122-1246

Telephone: (858) 450-8400

Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	737,308	$7.26	$5,352,856	$679

(1)	This registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Determined pursuant to Rule 457(h) under the Securities Act of 1933 and based upon a weighted average purchase or exercise price of $7.26 per share.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004;

(c)	Our current report on Form 8-K, filed June 2, 2004; and

(d)	The description of our common stock contained in the registration statement on Form 8-A (Registration No. 000-50223) filed with the Commission on March 27, 2003.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits us to indemnify our directors and officers under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also permits us to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against them and incurred by them arising out of their capacity or status as directors and officers, whether or not we would have the power to indemnify our directors and officers against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Our bylaws provide that we shall indemnify our directors and officers, and may indemnify our officers, employees or agents, to the fullest extent permitted by the Delaware General Corporation Law and that, in advance of the final disposition of any proceeding, we shall pay directors and officers, and may pay officers, employees or agents, the expenses incurred in defending such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified by us.

Our amended and restated certificate of incorporation also provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that liability is not limited for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

2

•	unlawful payments of dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As permitted under Delaware law, we have agreements indemnifying our officers and directors for certain events and occurrences while the officer or director is, or was, serving at our request in such capacity. Our bylaws also permit us to secure insurance on behalf of any officer or director for any expense, liability or loss, regardless of whether Delaware law would permit indemnification. We have directors and officers liability insurance now in effect that insures our directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as a part of Exhibit 5)

24.1	Power of attorney (contained on signature page)

99.1	Form of Stock Option Agreement

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

3

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section (d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, California, on July 9, 2004.

ActivCard Corp.

By:	/s/ BEN C. BARNES
Ben C. Barnes
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Ben C. Barnes and Blair Geddes jointly and severally, his attorneys-in-fact, each with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ BEN C. BARNES Ben C. Barnes	Chief Executive Officer, Director	July 9, 2004

Yves Audebert	President, Vice Chairman of the Board of Directors, Director	July 9, 2004

/s/ BLAIR GEDDES Blair Geddes	Chief Financial Officer (Principal Financial and Accounting Officer)	July 9, 2004

/s/ WILLIAM P. CROWELL William P. Crowell	Chairman of the Board of Directors, Director	July 9, 2004

Clifford Gundle	Director	July 9, 2004

/s/ MONTAGUE KOPPEL Montague Koppel	Director	July 9, 2004

/s/ JAMES E. OUSLEY James E. Ousley	Director	July 9, 2004

/s/ RICHARD WHITE Richard White	Director	July 9, 2004

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as a part of Exhibit 5)

24.1	Power of attorney (contained on signature page)

99.1	Form of Stock Option Agreement